Amendment No. 1 to
PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 49 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                            November 21, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:              $10,000,000

Maturity Date:                 November 30, 1998; provided that if such day
                               is not a Business Day, the payment of
                               principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
Date:                          November 26, 1996

Interest Payment
Dates: Each February 28, May 30, August 30 and November 30 commencing November 30, 1996. If any such day (other than the Maturity
                               Date) is not a Business Day, such Interest
                               Payment Date will be the next succeeding
                               Business Day, except that if such Business
                               Day is in the next succeeding calendar
                               month, such Interest Payment Date shall be the immediately preceding day that is a Business Day

Initial Interest
 Rate: To be determined on the first Business Day next preceding the Original Issue Date

Base Rate:                     Federal Funds Rate

Index Maturity:                1-Day

CUSIP:                         61745EJB8

Spread (Plus or Minus):        Plus 0.19% per annum

Minimum Denomination:          $1,000

Interest Payment Period:       Quarterly

Specified Currency:            U.S. Dollars

Issue Price:                   99.70%

Settlement Date (Original
 Issue Date):                  November 26, 1996

Initial Interest Reset
 Date:                         November 27, 1996,
                               or if such day is
                               not a Business Day,
                               the next succeeding
                               Business Day

Interest Reset Dates:          Each Business Day

Interest Reset Period:         Daily

Interest Determination
 Dates:                        One Business Day
                               prior to each
                               Interest Reset Date

Reporting Service:             Telerate (Page 120
                               under the heading
                               "Federal Funds
                               Effective Rate")

Book Entry Note or
 Certificated Note:            Book Entry Note

Senior Note or
 Subordinated Note:            Senior Note

Calculation Agent:             The Chase Manhattan Bank


 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated